Exhibit 99.1

Quanterix Announces Termination of License Agreement with bioMérieux

Secures and Consolidates Unrestricted Rights for Simoa Technology in Diagnostics Market

Lexington, Mass. — September 12, 2018 — Quanterix Corporation (NASDAQ: QTRX), a company digitizing biomarker analysis with the goal of advancing the science of precision health, today announced the consolidation of their licensing position and the reestablishment of control of their intellectual property in the in vitro diagnostics (IVD) field.  The termination of the license agreement by bioMérieux reinstates to Quanterix all rights and privileges associated with its Simoa technology.

“While we have benefitted from our six-year strategic relationship with bioMérieux for commercializing Simoa into IVD markets, this development unlocks our long-term value creation opportunity in the estimated $30B IVD market,” said Kevin Hrusovsky, Chief Executive Officer, President and Chairman of Quanterix.  “Over the last several years we have built a formidable business and momentum in research use only (RUO) markets validating our technology’s disruptive potential in neurology, oncology, infectious disease, inflammation and immune disorders, while bioMérieux’s investments have been integral in advancing the Simoa technology in IVD.  Quanterix now has strategic optionality to capitalize on a broad range of IVD markets and opportunities beyond bioMérieux’s primary focus of infectious disease and immunology.  We look forward to continuing our close collaboration with bioMérieux as it remains one of our strongest customers for Simoa.”

About Quanterix

Quanterix is a company that’s digitizing biomarker analysis with the goal of advancing the science of precision health. The company’s digital health solution, Simoa, has the potential to change the way in which healthcare is provided today by giving researchers the ability to closely examine the continuum from health to disease. Quanterix’ technology is designed to enable much earlier disease detection, better prognoses and enhanced treatment methods to improve the quality of life and longevity of the population for generations to come. The technology is currently being used for research applications in several therapeutic areas, including oncology, neurology, cardiology, inflammation and infectious disease. The company was established in 2007 and is located in Lexington, Massachusetts. For additional Information, please visit https://www.quanterix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this news release are based on Quanterix’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause Quanterix’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Quanterix’ filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Quanterix assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Contacts:

Lindsay Poole

PAN Communications

617-502-4300

quanterix@pancomm.com